EXHIBIT 99.1

www.nts.com

NEWS RELEASE FOR September 12, 2012, at 6:00 A.M. ET

Contact: Allen & Caron Inc	National Technical Systems
Jill Bertotti (investors)	Michael El-Hillow, CFO
jill@allencaron.com	Mike.el-hillow@nts.com
Len Hall (media)	Aaron Cohen, Vice Chairman
len@allencaron.com	aaron.cohen@nts.com
(949) 474-4300	(818) 591-0776

National Technical Systems Reports Record Financial Results

Quarterly Revenues of $47.3 Million Up 26% Year over Year;
Net Income Attributable to NTS of $1.6 Million More than Doubled;
Adjusted EBITDA Increased 59% to $7.0 Million

Calabasas, CA (September 12, 2012)…National Technical Systems, Inc. (NASDAQ: NTSC) (NTS), a leading provider of testing and engineering services, today reported record financial results for the fiscal 2013 second quarter and six months ended July 31, 2012.

Driven by increases in business from the aerospace and energy industries, NTS revenues in the fiscal 2013 second quarter increased 26.2 percent to $47.3 million from $37.5 million in the second quarter of fiscal 2012.  Sequentially, revenues for the quarter increased 9 percent from $43.5 million in the first quarter of fiscal 2013.

The year-over-year revenue increase in the fiscal 2013 second quarter included organic growth of 16.5 percent, which was primarily due to revenue increases from the aerospace and energy markets.  The growth in the aerospace business was due in part to the federal government’s commercialization of the space program, allowing private industry to assume greater responsibility for America’s efforts in space.  The remaining 9.7 percent of the increase was incremental revenue derived from the acquisitions of Ingenium Testing in mid-July 2011, Lightning Technologies in September 2011, and Garwood Laboratories late in this fiscal year’s first quarter.

The increase in revenues combined with improved gross margins and prudent, ongoing cost controls resulted in net income attributable to NTS of $1.6 million, or $0.14 per basic share and $0.13 per diluted share, for the second quarter of fiscal 2013.  This was more than double net income attributable to NTS of $736,000, or $0.07 per basic and diluted share, for the second quarter of the prior fiscal year.

President and CEO William C. McGinnis said the strong increases in revenue and net income were a continuation of the excellent start NTS saw in the first quarter of this fiscal year as the Company continues to drive its value proposition of providing a full suite of services to its growing customer base and its emphasis on driving operational improvements throughout the organization as NTS integrates its recent acquisitions.

“It is apparent that our customers view us as a partner who can meet their ever evolving and growing needs with a wide range of services unmatched in our key markets,” McGinnis said.  “Our expanded and revitalized sales force allows us to stay connected with our customers’ evolving technological demands and, we continue to develop new tests and services to support their needs.  Internally, we have developed leaner processes that have resulted in improving gross margins and we expect to have the best year in our 50 year history.”

National Technical Systems, Inc. Corporate Headquarters 24007 Ventura Boulevard, Suite 200, Calabasas, CA 91302	Main: 818-591-0776 Fax: 818-591-0899

Gross margin, defined as gross profit as a percentage of revenue, in this fiscal year’s second quarter was 27.1 percent compared to 24.2 percent in the prior fiscal year’s second quarter.  The increase in gross margin was primarily due to better leverage of fixed costs with the increased level in revenues, somewhat offset by pricing pressure in some markets.

Selling, general and administrative expense in the fiscal 2013 second quarter was $8.7 million, or 18.3 percent of revenue, compared to $7.1 million, or 18.8 percent of revenue, in the fiscal 2012 second quarter.  The $1.6 million year-over-year increase was primarily due to higher compensation and incentive related expense, especially in the sales and marketing areas to support the increasing sales levels, as well as increased amortization expense as a result of recent acquisitions, partially offset by a decrease in legal expenses.

EBITDA (earnings before interest, taxes, depreciation and amortization) as adjusted to remove the effect of share based compensation expense, or “adjusted EBITDA,” was $7.0 million in the second quarter of fiscal 2013, up 58.5 percent from $4.4 million in the prior year comparable period.

Weighted average common shares outstanding assuming dilution at the end of the fiscal 2013 second quarter were 11,892,000 shares compared to 11,011,000 shares at the end of the fiscal 2012 second quarter.  The increase in share count was due primarily to the shares issued in conjunction with a $14 million private placement financing that was completed at the end of June 2011.

As of July 31, 2012, the NTS balance sheet showed cash, cash equivalents and investments of $7.4 million, working capital of $35.3 million, total assets of $162.2 million, total debt of $55.0 million and total equity of $68.1 million.  For the fiscal year ended January 31, 2012, the Company’s balance sheet showed cash, cash equivalents and investments of $7.7 million, working capital of $30.9 million, total assets of $152.7 million, total debt of $50.2 million and total equity of $64.7 million.

Six-Month Results

Despite weaknesses in the western economies, revenues for the first six months of fiscal 2013 increased 21.7 percent to $90.8 million from $74.6 million in the first six months of fiscal 2012.  Year-over-year organic revenue growth was 13.5 percent in the first six months of fiscal 2013, which was primarily due to revenue increases from the aerospace and energy markets.  Year-over-year revenue growth from acquisitions was 8.2 percent.

Net income attributable to NTS for the first half of fiscal 2013 was $2.6 million, or $0.23 per basic share and $0.22 per diluted share, compared to net income attributable to NTS for the first half of fiscal 2012 of $1.3 million, or $0.12 per basic and diluted share.

Gross margin as a percentage of revenue in the first six months of fiscal 2013 was 26.6 percent, up from 24.6 percent in the first six months of the prior fiscal year.  The increase in gross margin was primarily due to better leverage of fixed costs with the increased level in revenues, somewhat offset by pricing pressure in some markets.

Selling, general and administrative expense in the first half of fiscal 2013 was $17.1 million, or 18.8 percent of revenue, compared to $14.9 million, or 19.9 percent of revenue, in the first half of fiscal 2012.  The $2.2 million year-over-year increase was primarily due to an increase in compensation and incentive related expense, especially in the sales and marketing areas to support the increasing sales levels, as well as increased amortization expense as a result of recent acquisitions, partially offset by a decrease in legal expenses.

Adjusted EBITDA was $12.5 million in the first half of fiscal 2013, up 55.3 percent from $8.1 million in the prior year comparable period.

Outlook

For fiscal 2013, the Company provided annual guidance that it expected to generate revenues of between $164 million and $169 million, gross margins between 26.5 percent and 27.5 percent of revenues, and Adjusted EBITDA between $20 million and $22 million.  Based on its results of operations through the second quarter, management continues to believe that the Company’s performance will meet the annual guidance and may exceed the targeted range in revenues and Adjusted EBITDA.

The foregoing outlook is based on management's expectations based on assumptions about market conditions and the Company's future operating performance, which the Company believes to be reasonable at this time.  The Company's business involves procuring and performing on large contracts, and the timing of receipt of those contracts can have a significant impact on operating results for any quarter. Consequently the Company's results may vary significantly from quarter to quarter.   In addition, changes in macroeconomic conditions, delays in government spending and other factors can cause actual results to vary from expectations.  See the note on "Forward-Looking Statements" at the end of this release.

Conference Call

As previously announced, NTS is conducting a conference call today to be broadcast live over the Internet at 11:30 a.m. Eastern Time (8:30 a.m. Pacific Time) to review the financial results for the fiscal 2013 second quarter and six months ended July 31, 2012.  To access the call, please dial 1-877-941-0844 from the U.S. or, for international callers, please dial +1-480-629-9835.  The live webcast and archived replay of the call can be accessed on the front page of the Investor Relations section of NTS’ website at www.nts.com.

Non-GAAP Financial Measure – Adjusted EBITDA

This news release includes information on Adjusted EBITDA, which is a non-GAAP financial measure as defined by SEC Regulation G.  Management believes that Adjusted EBITDA is among the more important measures of performance in its industry because it provides insight into operating cash flows independent of a company’s capital structure or tax position and is a key factor in determining a company’s valuation.  Management also believes Adjusted EBITDA provides a meaningful insight into trends in core operating performance, as well as a measure of liquidity and the Company's ability to service debt.  Adjusted EBITDA should not be construed as a substitute for net income (loss) (as determined in accordance with GAAP) for the purpose of analyzing the Company’s operating performance or financial position, as Adjusted EBITDA is not defined by GAAP.

NTS defines Adjusted EBITDA as earnings (net income) before interest, taxes, depreciation and amortization, as adjusted to eliminate the effects of stock-based compensation and non-cash impairment loss.  A reconciliation of Adjusted EBITDA to net income is set out in the tables at the end of this press release.

About National Technical Systems
National Technical Systems is a leading provider of testing and engineering services to the aerospace, defense, telecommunications, automotive, energy and high technology markets. Through a world-wide network of resources, NTS provides full product life-cycle support, offering world class design engineering, compliance, testing, certification, quality registration and program management. For additional information about NTS, visit our website at www.nts.com or call 800-270-2516.

Forward-Looking Statements
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, statements in this press release concerning future operations, plans or events are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Those forward looking statements, including statements about the Company’s anticipated future operating results, are based on management's expectations at this time.  Actual results may vary significantly from those suggested by the forward-looking statements due to uncertainties and a number of important risk factors. Those factors include, but are not limited to, the risk factors noted in NTS' Annual Report on 10-K and other filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  NTS undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect circumstances or unanticipated events occurring after the date of this release.

TABLES FOLLOW

NATIONAL TECHNICAL SYSTEMS, INC. AND SUBSIDIARIES
Unaudited Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2012	2011	2012	2011

Net revenues	$47,329,000	$37,516,000	$90,782,000	$74,594,000
Cost of sales	34,519,000	28,448,000	66,651,000	56,265,000
Gross profit	12,810,000	9,068,000	24,131,000	18,329,000

Selling, general and administrative expense	8,667,000	7,065,000	17,079,000	14,854,000
Equity loss (income) from non-consolidated subsidiary	123,000	24,000	136,000	3,000
Operating income	4,020,000	1,979,000	6,916,000	3,472,000
Other income (expense):
Interest expense, net	(922,000)	(548,000)	(1,799,000)	(839,000)
Other income (expense), net	65,000	(84,000)	93,000	(26,000)
Total other income (expense), net	(857,000)	(632,000)	(1,706,000)	(865,000)

Income before income taxes and noncontrolling interests	3,163,000	1,347,000	5,210,000	2,607,000
Income taxes	1,313,000	632,000	2,146,000	1,158,000

Net income from continuing operations	1,850,000	715,000	3,064,000	1,449,000
(Loss) income from discontinued operations, net of tax	(12,000)	234,000	(4,000)	225,000
Net income	1,838,000	949,000	3,060,000	1,674,000

Net income attributable to noncontrolling interests	(236,000)	(213,000)	(504,000)	(378,000)

Net income attributable to NTS	$1,602,000	$736,000	$2,556,000	$1,296,000

Net income from continuing operations attributable to NTS	$1,614,000	$502,000	$2,560,000	$1,071,000
Net loss from discontinued operations attributable to NTS	$(12,000)	$234,000	$(4,000)	$225,000

Basic earnings attributable to NTS per common share:
Net income from continuing operations	$0.14	$0.05	$0.23	$0.10
Net income from discontinued operations	-	0.02	-	0.02
Net income attributable to NTS	$0.14	$0.07	$0.23	$0.12

Diluted earnings attributable to NTS per common share:
Net income from continuing operations	$0.14	$0.05	$0.22	$0.10
Net income from discontinued operations	-	0.02	-	0.02
Net income attributable to NTS	$0.13	$0.07	$0.22	$0.12

Weighted average common shares outstanding	11,340,000	10,616,000	11,330,000	10,429,000
Dilutive effect of stock options, nonvested shares and warrants	552,000	395,000	531,000	404,000
Weighted average common shares outstanding, assuming dilution	11,892,000	11,011,000	11,861,000	10,833,000

MORE-MORE-MORE

NATIONAL TECHNICAL SYSTEMS, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Measure
Adjusted EBITDA to Net Income

	Three months ended July 31,		Six months ended July 31,

	2012	2011	2012	2011

Net Income	$1,838,000	$949,000	$3,060,000	$1,674,000
Add
Interest	922,000	548,000	1,799,000	839,000
Taxes	1,313,000	632,000	2,146,000	1,158,000
Depreciation	2,003,000	1,696,000	3,934,000	3,403,000
Amortization	506,000	317,000	1,009,000	638,000
EBITDA	6,582,000	4,142,000	11,948,000	7,712,000
Add
Share based compensation	420,000	275,000	572,000	348,000
Adjusted EBITDA	$7,002,000	$4,417,000	$12,520,000	$8,060,000

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